Exhibit 99.1

Marina Biotech, Inc. Announces Third Quarter 2010 Financial Results

Highlights Third Quarter and Recent Corporate Accomplishments

Bothell, WA, November 10, 2010 – Marina Biotech, Inc. (Nasdaq: MRNA), a leading RNAi-based drug discovery and development company, today reported financial results for the third quarter ended September 30, 2010, and highlighted recent corporate accomplishments.

“In the coming weeks, we expect to join a handful of clinical stage RNAi therapeutics companies with the initiation of our Phase 1 trial for Familial Adenomatous Polyposis,” stated J. Michael French, President and Chief Executive Officer of Marina Biotech. “This is a significant accomplishment for Marina Biotech and places us on a path which may allow us to bring this product to market as early as 2014. We expect to report results from the dose escalation phase by the 3rd quarter of 2011. We also plan to identify additional therapeutic indications which capitalize on the strengths of the tkRNAi platform and rapidly move novel RNAi-based therapeutics into the clinic to treat those diseases.”

Mr. French continued, “Our partnering efforts continue with several on-going collaboration and licensing discussions. These discussions support our expectation that we can close two transactions in the coming months and are working diligently to make that happen. We recently raised money to ensure we had sufficient capital to meet all our obligations related to the initiation of the Phase 1 trial of CEQ508 and to continue to produce the high quality research necessary to complete our anticipated partnerships. We have much to accomplish in the coming weeks to meet our year end projections and drive shareholder value. I feel confident that we can achieve these objectives.”

FINANCIAL RESULTS

Net loss

Net loss for the third quarter of 2010 was approximately $7.4 million or $0.35 per share, compared to approximately $7.0 million or $0.69 per share for the same period of 2009. For the nine months ended September 30, 2010, net loss was approximately $21.0 million or $1.40 per share, compared to net loss of $7.3 million or $0.80 per share for the same period of 2009.

Revenue

Revenue was approximately $1.1 million for the third quarter of 2010 compared to $0.1 million for the third quarter of 2009. For the nine months ended September 30, 2010, revenue was $1.5 million compared to $14.5 million in the same period of 2009. In the third quarter of 2010 we recognized $0.8 million in revenue related to the sale of our former intranasal carbetocin program for the treatment of autism. Revenue in the nine months ended September 30, 2009 included licensing fees of $7.25 million from Novartis, licensing fees of $5.0 million from Roche, and a milestone payment of $1.0 million from Amylin Pharmaceuticals related to the amendment to our 2006 License Agreement.

Expenses

Research and development (“R&D”) expenses for the third quarter of 2010 increased 126%, from the prior year third quarter and also increased 27% from approximately $11.8 million to $14.9 million, in the nine months ended September 30, 2010 compared to the prior year period. The third quarter of 2010 included approximately $3.8 million in patent license fees, all of which was paid in company stock, to acquire the SMARTICLES(R) liposomal-based delivery system of Novosom AG of Halle, Germany. Earlier in 2010, we in-licensed intellectual property related to conformationally restricted nucleotides from Valeant Pharmaceuticals and we expanded our previous agreement with RiboTask for exclusive rights to the development of UsiRNA-based therapeutics to now include the development of UNA-based diagnostics. The nine months ended September 30, 2009 included approximately $3.6 million for patent license fees, including approximately $1.0 million which was paid in company stock. Aside from patent license fees, direct project-related spending increased in 2010 over 2009 as we advanced our RNAi therapeutics pipeline, including our lead program with CEQ 508.

Selling, general and administrative (“SG&A”) expenses for the nine months ended September 30, 2010 increased 1% from approximately $7.8 million to $7.9 million, compared to the same period in 2009 primarily as a result of transaction costs incurred relating to our acquisition of Cequent. Excluding merger-related costs, SG&A expenses decreased overall in the third quarter of 2010 and on a year to date basis in 2010 compared to the same periods of 2009.

Interest and Other Expense

We recorded interest and other expense of approximately $0.3 million and $1.6 million in the third quarter of 2010 and nine months ended September 30, 2010 compared to zero and $0.3 million in the same periods of 2009. In the second quarter of 2010, we issued secured promissory notes in the aggregate amount of $3.0 million to Cequent, along with warrants which were recorded as debt discount and initially valued at approximately $1.5 million. Upon consummation of the merger, these notes along with accrued interest were forgiven and the warrants terminated. The 2010 interest and other expense amount consists primarily of amortization of debt issuance costs and non-cash amortization of the debt discount resulting from the fair value at issuance of the warrants issued to the note holders. The 2009 interest expense relates to our former capital lease obligations with GE Capital which were converted to a note payable in January 2009 and subsequently paid in full in June 2009.

Other Income/(Expense)

We recorded a net gain on settlement of liabilities during the nine months ended September 30, 2009 of approximately $0.7 million related to our efforts during early 2009 to restructure our outstanding liabilities, including our capital lease obligations with GE Capital, severance compensation and other accounts payable. In the third quarter of 2010 we recorded a net gain on settlement of liabilities of $29,000. We also recorded net gains of approximately $2.8 million and $2.7 million in the quarters and nine months ended September 30, 2010, respectively and net expense of approximately $0.2 million and $2.1 million in the quarters and nine months ended September 30, 2009, respectively, related to the re-measurement of price-adjustable warrants required to be classified as liabilities. The liability is re-measured at the end of each accounting period, and increases or decreases with changes in our stock price and variables in our valuation model.

Balance Sheet

As of September 30, 2010 we had cash and cash equivalents of approximately $2.1 million compared to $1.7 million as of December 31, 2009. As a result of our cash position, we received a “going concern” opinion from KPMG LLP, our independent registered public accounting firm, which was included in our 10-K for the 2009 fiscal year.

On November 4, 2010 we raised gross proceeds of $3.3 million in a stock offering and we also announced that we were awarded cash grants totaling approximately $733,000 under the U.S. Government’s Qualifying Therapeutic Discovery Project (“QTDP”) program. We believe that our current resources will be sufficient to fund our planned operations into the first quarter of 2011.

THIRD QUARTER AND RECENT CORPORATE ACCOMPLISHMENTS

Advanced RNAi Oncology Clinical and Pre-Clinical Programs:

•

Through the acquisition of Cequent Pharmaceuticals, added clinical candidate CEQ508, an orally delivered RNAi-based therapeutic for the treatment of Familial Adenomatous Polyposis to the Company’s oncology pipeline.

•	Received institutional site and clinical protocol approval at Massachusetts General Hospital for the Company’s Phase 1b/2a trial of CEQ508.
•	Announced positive interim safety results of a long-term toxicology study with CEQ508.
•	Expanded the long-term toxicology study with CEQ508 for an additional three months to support up to a nine month Phase 2 trial.
•	Demonstrated RNAi mediated down regulation of two gene targets with two UsiRNAs when combined in a single formulation, in a rodent bladder cancer model.
•	Demonstrated that local administration (intravesicle administration) of a UsiRNA/DiLA2 based formulation was well tolerated in rodents and non-human primates with single and repeat doses.

Advanced RNAi Drug Discovery Platform:

•

Through the acquisition of Cequent Pharmaceuticals, added the transkingdomRNAi drug discovery platform (tkRNAi) for development of orally delivered RNAi-based therapeutics for gastrointestinal diseases such as colon cancer and inflammatory bowel disease.

•	Through the acquisition of the intellectual property of Novosom AG, added the SMARTICLES ® liposomal-based delivery system for systemic and local delivery of RNAi-based therapeutics.

Advanced R&D Collaboration Opportunities:

•	In total, Marina Biotech is currently supporting six early collaborative efforts, including the Pfizer and AstraZeneca relationships.

Advanced Intellectual Property Portfolio:

•	Announced allowance of a U.S. patent 11/745,003 broadly covering amphoteric liposomal siRNA delivery technology, including the recently acquired technology from Novosom AG.
•	Announced issuance of a U.S. patent 7,780,983 broadly covering processes for preparing amphoteric liposomes.
•

The acquisition of the Cequent and Novosom intellectual property patent estates provides Marina Biotech with a global portfolio including 61 issued or allowed patents; 56 U.S. patent applications; 146 foreign patent applications; and 8 PCT applications providing broad coverage for siRNAs, chemistry, delivery and gene targets.

Presented at Numerous Scientific and Investor Meetings and Conferences:

•	Presented at the following scientific meetings: Liposomes 2010.
•

Presented at the following investor and partnering meetings: BMO Capital Markets 10th Annual Focus on Healthcare Conference; and CANACCORD/Genuity 30th Annual Global Growth Conference 2010; Rodman & Renshaw 12th Annual Global Healthcare Conference; and BioPharm America 2010 Investor Forum.

Conference Call and Webcast Information

Management will host a conference call to provide a business update and to review financial results for the quarter ended September 30, 2010. The call is scheduled for Wednesday, November 10, at 4:30 pm Eastern Time (1:30 pm Pacific Time).

To participate in the live conference call, U.S. residents should dial 866-770-7125 and international callers should dial 617-213-8066. The participant code for the live conference call is 91213909. To access the 24-hour telephone replay, U.S. residents should dial 888-286-8010 and international callers should dial 617-801-6888. The participant code for the replay is 17851284.

Alternatively, to access the live audio webcast for this conference call, please go to Marina Biotech’s Web site at http://www.marinabio.com approximately 15 minutes prior to the conference call in order to register and download any necessary software. A replay of the webcast will be available for 30 days following the event.

About Marina Biotech, Inc.

Marina Biotech (formerly known as MDRNA, Inc.) is a biotechnology company, focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Marina Biotech’s pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs—in hepatocellular carcinoma and bladder cancer. Marina Biotech’s goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contacts:

Marina Biotech, Inc.:

Peter Garcia

Chief Financial Officer

(425) 908-3603

pgarcia@marinabio.com

Westwicke Partners (Investors):

Stefan Loren, Ph.D., (443) 213-0507

sloren@westwicke.com

John Woolford, (443) 213-0506

john.woolford@westwicke.com

McKinney / Chicago (Media):

Alan Zachary, (312) 944-6784 x 316 or

(708) 707-6834

azachary@mckinneychicago.com

Financial Tables Follow

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
License and other revenue	$64	$1,130	$14,524	$1,507

Operating expenses:
Research and development	3,319	7,500	11,775	14,936
Selling, general and administrative	3,478	3,092	7,836	7,899
Restructuring	118	460	429	746

Total operating expenses	6,915	11,052	20,040	23,581

Income (loss) from operations	(6,851)	(9,922)	(5,516)	(22,074)
Other income (expense):
Interest income	1	—	4	—
Interest and other expense	—	(321)	(311)	(1,645)
Net gain on settlement of liabilities	—	29	654	29
Change in fair value price adjustable warrants	(160)	2,806	(2,092)	2,691

Net loss	$(7,010)	$(7,408)	$(7,261)	$(20,999)

Basic and diluted net loss per share:
Net loss per common share — basic and diluted	$(0.69)	$(0.35)	$(0.80)	$(1.40)

Shares used in computing net loss per share – basic and diluted	10,178	20,982	9,084	15,045

Selected Balance Sheet Data (In Thousands)	December 31, 2009	September 30, 2010
	(Unaudited)	(Unaudited)
Cash
(includes restricted cash of $998 and $1,157, respectively)	$1,746	$2,104

Accounts Receivable, net	211	161

Property and Equipment and Other Assets	5,272	4,844

Goodwill and Intangible Assets	—	30,531

Total Assets	7,229	37,640

Notes Payable, net of Discount	317	—

Fair Value Liability for Price Adjustable Warrants	7,243	3,500

Deferred Taxes	—	8,085

Other Liabilities	6,555	8,851

Total Liabilities	14,115	20,436

Accumulated Deficit	(263,017)	(284,016)